Exhibit 99.2



For Immediate Release


             AMERICAN STOCK EXCHANGE CONTINUES LISTING OF HAWAIIAN

             HOLDINGS AND GRANTS 18 MONTH EXTENSION TO COMPLY WITH

                          CONTINUED LISTING STANDARDS

     NEW YORK, October 20, 2003 - Hawaiian Holdings, Inc. (AMEX: HA) announced today that, on October 13, 2003, the Company received notice from the staff of the American Stock Exchange indicating that Amex is continuing the listing of the Company's stock and that Amex has granted the Company an extension of time to regain compliance with Amex's continued listing standards.

     On June 30, 2003, the Company received notification from Amex that the Company is not in compliance with certain of Amex's continued listing standards, with shareholders' equity of less than $2 million and losses from continuing operations and/or net losses in two out of its last three years, and with shareholders' equity of less than $4 million and losses from continuing operations and/or net losses in three of its four most recent fiscal years. Amex has also noted that the Company has failed to comply with its listing agreement due to its failure to file a Form 10-Q with the Securities and Exchange Commission for the fiscal quarter ending on June 30, 2003, which fact the Company has previously disclosed.

     Amex afforded the Company the opportunity to submit a plan on how it intended to come within compliance with the continued listing standards, and the Company submitted such a plan to Amex for consideration. The recent notification from Amex grants the Company an 18 month extension within which to regain compliance with the Amex continued listing standards. During this period, the Company will be subject to periodic review by Exchange staff. The Exchange has also informed the Company that, notwithstanding the 18 month extension, failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period, or other developments, could result in the Company being de-listed from Amex. The Exchange continued the listing subject to a number of other conditions.

     Hawaiian Holdings is a Delaware company that has been public since August 2002, when Hawaiian Airlines, its sole operating subsidiary, which itself had been publicly held, became a wholly owned subsidiary of Hawaiian Holdings in an internal corporate reorganization. Hawaiian Airlines filed for chapter 11 bankruptcy protection on March 21, 2003.

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